Exhibit 99.1

BRT APARTMENTS REPORTS FOURTH QUARTER AND
YEAR END 2020 RESULTS

- Delivers Strong Operational Performance for Quarter and Year -

Great Neck, New York – March 11, 2021 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, develops multi-family properties, today reported that for the three months ended December 31, 2020, it generated a net loss of $3.30 million, or $0.19 per diluted share, FFO1 of $4.97 million, or $0.29 per diluted share, and AFFO of $5.64 million, or $0.33 per diluted share, and that for the twelve months ended December 31, 2020, it generated a net loss of $19.86 million, or $1.16 per diluted share, FFO of $17.0 million, or $0.99 per diluted share, and AFFO of $19.21 million, or $1.12 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer of BRT stated, “In 2020 we increased occupancy by 40 basis points, grew average monthly rental revenue by over 3.0% and generated 2.7% NOI growth at consolidated properties. These key performance metrics along with the contribution from investment actions taken in the prior year helped generate 15.6% AFFO growth on a year-over-year basis. We are proud to have produced these positive results in a year marked with uncertainty due to the pandemic. Early on we proactively exercised caution and took a conservative stance on capital deployment and asset sales. This approach enabled us to protect our balance sheet and the interests of our stockholders. We are confident in our positioning for the year ahead and look forward to resuming the pursuit of external growth opportunities for our stockholders.”

Fourth Quarter Operating Results:

Net loss attributable to common stockholders for the quarter ended December 31, 2020 was $3.30 million, or $0.19 per diluted share, compared to net income attributable to common stockholders of $6.15 million, or $0.38 per diluted share, for the corresponding 2019 quarter. Net income for the 2019 quarter includes $9.93 million, or $0.61 per diluted share, of equity in earnings from sale of unconsolidated joint venture properties, $2.15 million, or $0.13 per diluted share of equity in loss of unconsolidated joint ventures and $680,000, or $0.04 per diluted share, of gain on sale of real estate. Net income for the 2020 quarter includes $1.29 million, or $0.08 per diluted share of equity in loss of unconsolidated joint ventures; there were no equity in earnings from sale of unconsolidated joint venture or gain-on-sale of real estate.

FFO was $4.97 million, or $0.29 per diluted share, in the current quarter, compared to $3.51 million, or $0.21 per diluted share, in the corresponding 2019 quarter. AFFO was $5.64 million, or $0.33 per diluted share, in the fourth quarter of 2020, compared to AFFO of $4.86 million, or $0.30 per diluted share, in the corresponding 2019 quarter. The increase in FFO is due to the reduction in debt prepayment charges, higher operating margins at consolidated and unconsolidated properties and a decrease in interest expense, offset by a decrease in insurance recoveries at unconsolidated properties. AFFO increased for the same reasons but was not affected by the debt prepayment charge and the insurance recoveries.

Diluted per share net income, FFO and AFFO for the quarter ended December 31, 2020 reflect the 817,000 increase in the weighted average share count, due to stock issuances pursuant to the Company’s at-the-market offering and, to a lesser extent, issuances pursuant to the equity incentive program.

Rental and other revenues from consolidated properties for the quarter ended December 31, 2020 grew 3.8% to $7.03 million from $6.77 million for the three months ended December 31, 2019. Rental revenues increased primarily due to higher
1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.

rental rates. Rental revenues from unconsolidated properties for the quarter ended December 31, 2020 grew 4.0% to $32.33 million from $31.1 million for the three months ended December 31, 2019, due primarily to increased occupancy at two properties that were in lease up in 2019, higher rental rates at unconsolidated same store properties and the net impact of acquisitions and dispositions.

Total expenses at consolidated properties for the current three months decreased 2.9% to $8.97 million from $9.23 million for the three months ended December 31, 2019, due primarily to lower interest expense. Total expenses from unconsolidated properties for the quarter ended December 31, 2020 grew 3.2% to $34.23 million from $33.16 million for the three months ended December 31, 2019.

During the fourth quarter, the Company’s NOI at consolidated same store properties grew 9.0% from $3.44 million in the 2019 quarter to $3.75 million in the 2019 quarter driven primarily by higher rental rates.

Results for the Year Ended December 31, 2020:

Net loss attributable to common stockholders in 2020 was $19.86 million, or $1.16 per diluted share, compared to net income of $856,000, or $0.05 per diluted share, in 2019. Net income attributable to common stockholders for 2019 includes $10.62 million, or $0.66 per diluted share, of gain on sale of real estate, $9.93 million, or $0.61 per diluted share, of equity in income from gain on sale of real estate by unconsolidated joint ventures, $8.83 million, or $0.55 per diluted share, equity in loss from unconsolidated joint ventures and $1.39 million, or $0.09 per diluted share, of loss on extinguishment of debt. Net loss in 2020 includes $6.02 million, or $0.35 per diluted share, of equity in loss from unconsolidated joint ventures; there was no equity in income from gain on sale of real estate by unconsolidated and no loss on extinguishment of debt.

FFO was $17.0 million, or $0.99 per diluted share, in 2020, compared to $12.01 million, or $0.74 per diluted share, in 2019. AFFO was $19.21 million, or $1.12 per diluted share, in 2020, compared to $16.63 million, or $1.03 per diluted share, in 2019. FFO increased due primarily to higher operating margins at unconsolidated joint venture properties and the reduction in debt prepayment expense, offset by increased professional fees associated with the previously reported restatement of the Company’s financial statements. AFFO grew for the same reasons other than the debt prepayment expense.

Diluted per share net income, FFO and AFFO for the year ended December 31, 2020 reflect the approximate 950,000 increase in the weighted average share count due to stock issuances pursuant to BRT’s at-the-market equity sales program and to a lesser extent, issuances pursuant to the equity incentive program.

Rental revenues from consolidated properties rose 1.6 % to $27.45 million from $27.01 million in 2019. The increase is due primarily to the buy-out, in 2019, of a partner’s interest in a property and to a lesser extent, higher rental rates at same store properties. The increase was offset by the inclusion, in 2019, of rental revenues from properties sold in 2019. Rental revenues at unconsolidated properties rose 7.5% to $127.06 million from $118.18 million in 2019 due to the higher occupancy at two properties that were in lease up in 2019, increased rental rates at same store properties and net acquisitions and dispositions, offset by the buyout, in 2019, of a partner’s interest in a property.

Total expenses at consolidated properties increased 15.0% to $41.56 million from $36.14 million in 2019. The changes are due primarily to professional fees related to the restatement described in our Annual Report on Form 10-K for the year ended December 31, 2019 and non-cash expense related to equity-based awards, offset by a reduction in interest expense. Expenses from unconsolidated properties rose 4.6% to $136.90 million from $130.93 million in 2019 due to increased real estate taxes at same store properties and increased real estate tax and depreciation at two properties in lease up in 2019. The increase was offset by reductions in operating expenses and depreciation due to the buyout, in 2019, of a partner’s interest in a property.

For 2020, the Company’s NOI increased by 2.7% from $14.68 million in 2019 to $15.07 million in 2020 driven primarily by $907,000 from the 2019 partner buyout, $320,000 from same store properties, offset by $784,000 due to the sale of two properties in 2019.

At December 31, 2020: (i) eight multi-family properties located in six states with an aggregate of 1,880 units and a carrying value of $153.6 million, are wholly-owned by the Company; and (ii) the Company has ownership interests, through unconsolidated entities, in 31 multi-family properties located in nine states with an aggregate of 9,162 units and the carrying value of our net equity investment therein is $169.4 million.

Balance Sheet:

At December 31, 2020, the Company had $19.89 million of cash and cash equivalents, total assets of $365.74 million, total debt of $167.52 million and total BRT Apartments Corp. stockholders’ equity of $177.77 million. At February 28, 2021, the Company had approximately $17.26 million of cash and cash equivalents. During 2020, the Company raised approximately

$12.11 million of equity on its at-the-market equity sales program, selling 694,298 shares at a weighted average per share price of $17.71.

Subsequent Events:

On March 3, 2021,we entered into an agreement to sell Kendall Manor-Houston, Texas to an unrelated third party, for approximately $24.5 million and anticipate the transaction will close, subject to satisfaction of certain conditions, in April or May 2021. We estimate that we will recognize a gain on sale of this property of approximately $7.5 million. In 2020, our rental revenues, operating expenses, interest expense and depreciation associated with this property were $2.9 million, $1.9 million, $675,000 and $848,000, respectively.

On February 2, 2021,we entered into an agreement to sell to our joint venture partner our 80% interest in Anatole Apartments - Daytona Beach, Florida for approximately $7.4 million and anticipate the transaction will close, subject to satisfaction of customary closing conditions, in March or April 2021. We estimate that we will recognize a gain on sale of our partnership interest of $2 million from such sale. In 2020, equity in loss from unconsolidated joint ventures from this property was $250,000.

Dividend:

On March 11, 2021, the Board of Directors declared a common stock dividend of $0.22 per share which is payable on April 7, 2021 to stockholders of record on March 24, 2021.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Friday, March 12, 2021. The call will be hosted by Jeffrey A. Gould, Chief Executive Officer. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Friday, March 12, 2021 through 11:59 p.m. ET on Friday, March 26, 2021. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13715640.

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of a multi-family REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up, development, and, because of the casualty it suffered in 2017 from Hurricane Harvey, Retreat at Cinco Ranch located in Katy, Texas. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Other factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations include: the recent restatement and ongoing review of its financial statements, accounting, accounting policies and internal control over financial reporting; the preparation of, and the audit or review, as applicable, of restated filings; the subsequent discovery of additional adjustments to its previously issued financial statements; and the impact of the COVID-19 pandemic on its operations, liquidity and capital resources. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020.

Additional Information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2020 on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com

Contact: Investor Relations

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2020	December 31, 2019
ASSETS
Real estate properties, net of accumulated depreciation	$160,192	$169,689
Real estate loan	—	4,150
Cash and cash equivalents	19,885	22,699
Restricted cash	8,800	9,719
Investment in unconsolidated joint ventures	169,474	177,071
Other assets	7,390	7,282
Total Assets	$365,741	$390,610

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$130,434	$133,215
Junior subordinated notes, net of deferred costs	37,083	37,063
Accounts payable and accrued liabilities	20,536	20,772
Total Liabilities	188,053	191,050

Total BRT Apartments Corp. stockholders’ equity	177,772	199,653
Non-controlling interests	(84)	(93)
Total Equity	177,688	199,560
Total Liabilities and Equity	$365,741	$390,610

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve months Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental and other revenue	$7,029	$6,765	$27,451	$27,009
Other income	20	157	651	752
Total revenues	7,049	6,922	28,102	27,761
Expenses:
Real estate operating expenses	3,026	3,090	12,377	12,332
Interest expense	1,700	1,931	7,100	7,796
General and administrative	2,647	2,636	11,701	10,091
Impairment charge	—	—	3,642	—
Depreciation	1,595	1,568	6,742	5,916
Total expenses	8,968	9,225	41,562	36,135
Total revenues less total expenses	(1,919)	(2,303)	(13,460)	(8,374)
Equity in loss of unconsolidated joint ventures	(1,293)	(2,150)	(6,024)	(8,826)
Equity in earnings from sale of unconsolidated joint venture properties	—	9,932	—	9,932
Gain on sale of real estate	—	680	—	10,618
Loss on extinguishment of debt	—	—	—	(1,387)
(Loss) income from continuing operations	(3,212)	6,159	(19,484)	1,963
Provision for taxes	56	51	248	270
(Loss) income from continuing operations, net of taxes	(3,268)	6,108	(19,732)	1,693
(Income) loss attributable to non-controlling interests	(33)	40	(130)	(837)
Net (loss) income attributable to common stockholders	$(3,301)	$6,148	$(19,862)	$856

Per share amounts attributable to common stockholders:
Basic	$(0.19)	$0.38	$(1.16)	$0.05
Diluted	$(0.19)	$0.38	$(1.16)	$0.05

Funds from operations - Note 1	$4,960	$3,507	$16,999	12,010
Funds from operations per common share - diluted - Note 2	$0.29	$0.21	$0.99	$0.74

Adjusted funds from operations - Note 1	$5,639	$4,861	$19,213	$16,627
Adjusted funds from operations per common share - diluted -Note 2	$0.33	$0.30	$1.12	$1.03

Weighted average number of common shares outstanding:
Basic	17,176,401	16,159,308	17,115,697	15,965,631
Diluted	17,176,401	16,359,308	17,115,697	16,165,631

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2020	2019	2020	2019
Note 1:
Funds from operations is summarized in the following table:
Net (loss)income attributable to common stockholders	$(3,301)	$6,148	$(19,862)	$856
Add: depreciation of properties	1,595	1,568	6,742	5,916
Add: impairment charge	—	—	3,642	—
Add: our share of depreciation from unconsolidated joint venture properties	6,670	6,409	26,493	24,935
Deduct: our share of earnings from sale of unconsolidated joint venture properties	—	(9,932)	—	(9,932)
Deduct: gain on sales of real estate	—	(680)	—	(10,618)
Adjustment for non-controlling interests	(4)	(6)	(16)	853
NAREIT Funds from operations attributable to common stockholders	4,960	3,507	$16,999	$12,010

Adjust for: straight-line rent accruals	(10)	(10)	(40)	(40)
Add: loss on extinguishment of debt	—	—	—	1,387
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	963	—	1,236
Add: amortization of restricted stock and RSU expense	461	383	1,821	1,492
Add: amortization of deferred mortgage and debt costs	80	83	320	311
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	147	149	626	980
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	—	(216)	(519)	(630)
Adjustment for non-controlling interests	1	2	6	(119)
Adjusted funds from operations attributable to common shareholders	$5,639	$4,861	$19,213	$16,627

Note 2:
Funds from operations per share is summarized in the following table:
Net (loss) income attributable to common stockholders	$(0.19)	$0.38	$(1.16)	$0.05
Add: depreciation of properties	0.09	0.09	0.39	0.37
Add: impairment charge	—	—	0.21	—
Add: our share of depreciation from unconsolidated joint venture properties	0.39	0.39	1.55	1.54
Deduct: our share of earnings from sale of unconsolidated joint venture properties	—	(0.61)	—	(0.61)
Deduct: gain on sales of real estate	—	(0.04)	—	(0.66)
Adjustment for non-controlling interests	—	—	—	0.05
NAREIT Funds from operations per common share basic and diluted	0.29	0.21	$0.99	$0.74

Adjustments for straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	—	—	—	0.09
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	0.06	—	0.08
Add: amortization of restricted stock and RSU expense	0.03	0.02	0.10	0.09
Add: amortization of deferred mortgage and debt costs	—	0.01	0.02	0.02
Add: our share of amortization of deferred mortgage and debt costs from unconsolidated ventures	0.01	0.01	0.04	0.06
Deduct: gain on insurance recovery	—	(0.01)	(0.03)	(0.04)
Adjustments for non-controlling interests	—	—	—	(0.01)
Adjusted funds from operations per common share basic and diluted	$0.33	$0.30	$1.12	$1.03

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NOI
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP Net income attributable to common stockholders	$(3,301)	$6,148	$(19,862)	$856
Less: Other Income	(20)	(157)	(651)	(752)
Add: Interest expense	1,700	1,931	7,100	7,796
General and administrative	2,647	2,636	11,701	10,091
Depreciation	1,595	1,568	6,742	5,916
Impairment charge	—	—	3,642	—
Provision for taxes	56	51	248	270
Less: Gain on sale of real estate	—	(680)	—	(10,618)
Add: Loss on extinguishment of debt	—	—	0	1,387
Equity in loss of unconsolidated joint venture properties	1,293	2,150	6,024	8,826
Less: Equity in earnings from sale of unconsolidated joint venture properties	—	(9,932)	—	(9,932)
Add: Net income attributable to non-controlling interests	33	(40)	130	837
Net Operating Income	$4,003	$3,675	$15,074	$14,677

Less: Non same store and non multi family
Revenues	(374)	(372)	(3,982)	(4,469)
Operating Expenses	125	137	1,800	2,364
Same Store Net Operating Income	$3,754	$3,440	$12,892	$12,572